Exhibit 5.1

[Letterhead of Baker Botts L.L.P.]

May 13, 2005

Lyondell Chemical Company

1221 McKinney St.

Houston, Texas 77010

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3, as amended (the “Registration Statement”), to be filed by Lyondell Chemical Company, a Delaware corporation (“Lyondell”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance from time to time pursuant to Rule 415 under the Act of:

•	shares of Lyondell’s common stock, par value $1.00 per share (the “Shares”), together with

•	the associated right to purchase shares of Lyondell’s common stock (the “Rights”) pursuant to the Rights Agreement, dated December 8, 1995 (the “Rights Agreement”), as amended to date, between Lyondell and the rights agent (the “Rights Agent”), upon conversion of the 4% convertible senior debentures due November 15, 2023 (the “Debentures”) of Millennium Chemicals Inc., a Delaware corporation (“Millennium”), we are passing upon certain legal matters for Lyondell in connection with the Shares and the Rights. The Debentures are governed by an Indenture dated November 25, 2003 among Millennium, Millennium America Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Millennium, as guarantor, and The Bank of New York, as trustee (as amended and supplemented on or before the date hereof, the “Indenture”). At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined the Certificate of Incorporation and By-laws of Lyondell, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of Lyondell, including minute books of Lyondell as furnished to us by Lyondell, the Agreement and Plan of Merger, dated March 28, 2004, among Lyondell, Millennium and Millennium Subsidiary LLC, a Delaware limited liability company and wholly owned subsidiary of Millennium (the “Merger Agreement”), the Indenture, the Rights Agreement, certificates of public officials and of representatives of Lyondell, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of Lyondell and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

Lyondell Chemical Company	May 13, 2005

We have assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and constitutes a legal, valid and binding obligation of the Rights Agent. In addition, in giving the opinion set forth in paragraph 3 below, we have assumed that, with respect to the authorization of the Rights Agreement and the issuance of the Rights, Lyondell’s board of directors concluded in good faith that the Rights Agreement is in the best interest of Lyondell and its stockholders, after exercising due care and carefully considering (i) the provisions of the Rights Agreement in light of (a) the characteristics of Lyondell that could make it an attractive takeover target, (b) the takeover environment existing at such time and (c) and the vulnerability of Lyondell to abusive takeover tactics in light of existing law and provisions of Lyondell’s Certificate of Incorporation and Bylaws, each as amended, and (ii) the potential effect of the Rights Agreement on Lyondell, including any future proposal to acquire Lyondell. We have also assumed that Lyondell’s board of directors adopted the Rights Agreement to serve legitimate corporate purposes reasonably related to the potential threats perceived by the directors and not for the sole or primary purpose of perpetuating the directors’ or management’s control over Lyondell or providing personal financial gain for directors or management. In addition, we note that the enforceability of the Rights against Lyondell may depend on the determination of a court of the State of Delaware or other competent jurisdiction that the directors’ decision to maintain the Rights Agreement or to decline to redeem the Rights or take other future actions with respect to the Rights is a reasonable response to any particular threat to Lyondell.

Based on our examination and assumptions as aforesaid, we are of the opinion that:

1. Lyondell is a corporation duly organized and validly existing under the laws of the State of Delaware.

2. The Shares have been duly authorized and, when the Shares have been duly issued upon conversion of the Debentures in accordance with the terms thereof and the Indenture, then the Shares will be validly issued, fully paid and nonassessable.

3. The issuances of the Rights associated with the Shares have been duly authorized by all requisite corporate action on the part of Lyondell and, upon issuance in connection with the issuance of the associated Shares as provided in paragraph 2 above and in accordance with the terms of the Rights Agreement, the Rights associated with such Shares will be legal, valid and binding obligations of Lyondell, enforceable against Lyondell in accordance with their terms, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Lyondell Chemical Company	May 13, 2005

This opinion is limited in all respects to (1) the laws of the State of New York, (2) the General Corporation Law of the State of Delaware, which includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and (3) applicable federal laws.

We hereby consent to the reference to our Firm under the caption “Legal Opinion” in the Prospectus included in the Registration Statement on Form S-3 and to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement on
Form S-3. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.